Exhibit J
[FORM OF CUSTODY AGREEMENT]
Private Wealth Management

Deutsche Bank
Worldwide Custody Account Agreement
Deutsche Bank Trust Company Americas
ACCOUNT NUMBER(S):
For Bank Use Only
New York, New York                      20 ___
The Account is for a: (choose one)
☐ Corporation          ☐ Foundation          ☐ Limited Liability Company          ☐ Other
Please indicate if any account owner is (or the account is for the benefit of):
A labor organization/union or Taft-Hartley plan

An officer, agent, representative, or employee of a labor organization/union

A Federal, State or local agency, board, commission, or authority (including public hospitals, school districts and universities) or other public entity if so, please indicate which country, state or municipality: )

An official or employee in the legislative or executive branch of a Federal, State or local government if so, please indicate which country, state or municipality: )

None of the above.
Please indicate if the account:
Is a retirement account covered under the laws of ERISA

Is not a retirement account covered under the laws of ERISA
OPENING YOUR ACCOUNT
By signing this Agreement, Iron Leaf Capital Corporation (hereinafter the “Corporation,” “you,” or “your”) authorizes Deutsche Bank Trust Company Americas (“DBTCA”, “we”, “us” or “our”) to open and maintain a separate account or accounts in the name of the Corporation, subject only to draft or order by us acting pursuant to this Agreement, (each an Account and collectively the “Account”). Your Account will have one or more securities accounts and one or more cash accounts and the account Title will be:

Representations:
You represent that (1) you have been authorized by the governing documents of the entity and all necessary action on its behalf to enter into this Agreement; (2) this Agreement will be a legal, valid, binding and enforceable obligation of the entity; (3) the execution, delivery, and performance of this Agreement does not and will not conflict with or result in a breach of the entity’s governing documents, any agreement or instrument to which it is a party or by which any of its property is bound or any applicable laws, rules, regulations, or court orders to which it is subject and does not and will not result in a lien or encumbrance on any of the entity’s property except for the lien created by this Agreement; (4) the entity is and will be the beneficial owner of the Property (including any Property that may be added to the Account from time to time), (5) the persons who are identified and whose specimen signatures appear on Annex A are authorized, acting as dual signatories, to take any actions or give instructions under this Agreement; and (6) you will promptly notify us in writing if any of these representations are no longer accurate and we may rely on your representations until we receive such written notice.
In the event any trust, mortgage, charge, pledge, lien, encumbrance or other security interests attaches to the Property (other than the lien created by this Agreement) you will notify us promptly of such event in writing.
You further represent that the entity is duly organized and validly existing under the laws of Maryland and that its principal office is located at 5 Eden Lane, Tiburon, CA, and, if different, its registered office is located at N/A.
OUR SERVICES
As Custodian, we will keep and protect, and hold and physically segregate at all times from those of any other persons, firms or corporations, in the same manner as we keep and protect our own similar property, the securities, cash or other financial assets you deposit in your Account(s) and any dividends, interest or other distributions received on those assets or from their sale or other disposition (collectively, the “Property”). We, as Custodian, shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities and investments, except pursuant to the directive of the Corporation and only for the account of the Corporation.
Upon instructions from you or your authorized agent identified below, we will buy or sell, for your Account and at your sole risk, securities or other financial instruments and any foreign currency needed to complete these transactions. We will charge transaction costs, including commissions, to your Account unless you or your authorized agent give us different instructions. We may effect orders to buy or sell securities, other financial instruments or foreign currency for your Account in any commercially reasonable manner we deem appropriate. We may select, in our sole discretion, the brokers, dealers, counterparties or other intermediaries we use, including ourselves or our affiliates. When we buy or sell foreign currency for your Account, we or an affiliate may act as principal or counterparty on the other side of the transaction from you. You agree that, when we or our affiliates act in such capacity, we or our affiliates are entitled to charge you the fees or other compensation we customarily receive when we engage in similar transactions with third parties. We may receive remuneration from outside parties. Upon your written request we will provide you with information regarding the source and amount of any remuneration.
We may decline to execute a purchase order if we are not satisfied, in our sole judgment, that you will have sufficient available funds or credit in your Account and in the required currency to pay for the transaction when payment is due. You agree to indemnify and hold us harmless for any losses, costs or expenses we incur if you fail to furnish funds when required to pay for your transactions and expenses.
You understand that the Account statements we prepare for you will only reflect assets actually held by DBTCA or its subcustodian.
Our affiliates include our parent company, Deutsche Bank AG (“Deutsche Bank”), Deutsche Bank Securities Inc. (“DBSI”), Deutsche Bank Trust Company New York (“DBTC New York”), Deutsche Fund Management (“DFM”), Deutsche Asset Management, Inc., and other subsidiaries of Deutsche Bank. Most of our affiliates are: i) not banks, ii) separately incorporated, and (iii) solely responsible for their own obligations. We do not guarantee their obligations nor does any other bank. We will not delegate to an affiliate that is not a bank or trust company any of our responsibilities hereunder, except to the extent that such delegation is permitted under the Investment Company Act of 1940, as amended (the “1940 Act”).

SCOPE OF OUR RESPONSIBILITIES
Our sole responsibility, unless we expressly agree otherwise, is to receive, keep and protect the Property as custodian, to maintain financial assets (within the meaning of the New York Uniform Commercial Code (“NY UCC”) in the Account as security entitlements in your favor, and to provide the execution services, as described in this Agreement.
You acknowledge and agree that any non-cash assets in the Account shall be securities of a type that are able to be maintained by a custodian (or subcustodian) in the United States. Assets which must be held by a non-United States custodian (or subcustodian) and/or which would require a Foreign Custody Manager (as such term is defined in the 1940 Act) will not be accepted in the Account. If at any time you wish to hold securities which require a Foreign Custody Manager, you agree to provide us with prior written notice of your intentions and acknowledge that an amendment to this Agreement signed by both parties shall be required to address our responsibilities with respect to such marketable securities. We shall have sole power to release or deliver any securities of the Corporation held by us pursuant to the terms of this Agreement or otherwise as required by law.
We agree to transfer, exchange, or deliver securities held by us hereunder only:
(a) for sales of such securities for the account of the Corporation upon receipt by us of payment therefor,
(b) for examination by any broker selling any such securities in accordance with “street delivery” custom,
(c) upon exercise of subscription, purchase or other similar rights represented by such securities,
(d) for the purpose of exchanging interim receipts or temporary securities for definitive securities,
(e) for the purpose of redeeming in kind sharers of capital stock of the Corporation upon delivery thereof to us, or
(f) for other proper corporate purposes.
As to any deliveries made by us pursuant to items (c), and (d) above, securities or cash receivable in exchange therefor shall be deliverable to us. Before making any such transfer, exchange, or delivery, the Corporation shall provide to us written instructions authorizing such transfer, exchange, or delivery and stating that it is for a purpose permitted under the terms of items (a), (b), (c), (d), or (e) and naming the person or persons to whom delivery of such securities shall be made in respect of Item (f).
Additionally, upon receipt of instructions from the Corporation, which instructions may be standing instructions, we shall, with respect to the securities in the Account:
(a) present for payment all coupons and other income items held by us for the account of the Corporation which call for payment upon presentation and hold the cash received by us upon such payment for the account of the Corporation;
(b) collect interest and cash dividends received, with notice to the Corporation, to the account of the Corporation;
(c) hold for the account of the Corporation hereunder all stock dividends, rights, and similar securities issued with respect to any securities held by it hereunder; and
(d) execute as agent on behalf of the Corporation all necessary ownership certificates required by the Internal Revenue Code or the Income Tax Regulations of the United States Treasury Department or under the laws of any State now or hereafter in effect, inserting the Corporation’s name on such certificate as the owner of the securities covered thereby, to the extent we may lawfully do so.

You will make your own investment decisions for the Account, based on information you obtain on your own or the advice of professional advisors or other experts you select. We are not responsible for advising you about securities or other investments and you will not rely on any advice or information you receive from us in making your investment decisions. We also are not responsible for determining the suitability of any investment for you or the merits of any investment you make for the Account, regardless of any information we have about you or the investment or its issuer. The Corporation has engaged the services of a third party to provide valuation of the Corporation’s assets which do not have a readily available market value. Neither DBTCA nor any other member of the Deutsche Bank Group has any duty to verify the accuracy of valuations obtained from such third party source; and you, and not DBTCA (or any other member of the Deutsche Bank Group), are responsible for any use which may be made of any such information by you or persons with whom you deal, and you shall hold DBTCA harmless with respect to the foregoing.
CASH MANAGEMENT AUTHORIZATION
Unless you give us other instructions, we will place your Account’s U.S. dollar cash balances in a Money Market Deposit Account with DBTCA. Although we will not be obligated to do so, if you have cash balances in other currencies, we will seek to place those cash balances in an interest bearing account, if permitted by applicable law, in the countries where the balances are held. We will deduct from any interest earned on non-U.S. dollar cash balances commercially reasonable fees to cover our administrative, placement and posting expenses. Upon request, we will provide specific information about these fees.
COLLECTIONS
You authorize us to collect all interest, dividends, proceeds of sales and other monies due and collectible with respect to the Property and direct us to credit the collections to your Account. Where adequate financial information is not readily available about securities in your Account or with respect to securities as to which a default has occurred, we will be responsible for safekeeping only and not for keeping track of dividends or coupon payments, redemptions, exchanges, rights offerings or other similar matters affecting the securities. Securities in this category generally include, but are not limited to, those acquired in private placement transactions, securities of foreign private issuers not registered under the Securities Exchange Act of 1934 and securities not traded on a U.S. national securities exchange. In addition, we will not collect or deliver to you any rights, securities or scrip, or any document, or assist you in exercising any rights or taking other actions, if we decide, in our sole discretion, that to do so would be (a) unreasonably burdensome or costly, or (b) contrary to applicable laws or rules. In the event that we determine that such delivery or collection will not occur in the normal course as a result of provisions (a) or (b) above, we will notify you in writing, explaining in reasonable detail the basis for the failure of delivery or collection.
REINVESTMENT INSTRUCTIONS
Unless otherwise specified herein or in separate written instructions, all interest, dividends, or other earnings and proceeds received by us in connection with the Property will be credited to one of your cash accounts as instructed in the Cash Management Authorization Form or placed in your Money Market Deposit Account with DBTCA.
SUBCUSTODIANS
We may at any time or times in our discretion appoint (and may at any time remove) any other bank or trust company which is itself qualifies under the 1940 Act to act as a custodian, as our agent or subcustodian, to carry out our responsibilities under this Agreement, or to hold all or any part of the Property, as we may from time to time direct; provided, however, that the appointment of any agent or subcustodian shall not relieve us of any responsibilities or liabilities hereunder. You acknowledge that, as of the date of this Agreement, we have appointed State Street Bank and Trust Company as our subcustodian.

PROXIES
We are not required to vote proxies, exercise rights or make elections with respect to the Property. We shall promptly deliver, or cause to be executed and delivered, to the Corporation all notices, proxies and proxy soliciting materials with relation to such securities that we receive, such proxies to be executed by the registered holder of such securities (if registered otherwise than in the name of the Corporation), but without indicating the manner in which such proxies are to be voted.
We shall transmit to the Corporation all written information (including, without limitation, pendency of calls and maturities of securities and expirations of rights in connection therewith) received by us from issuers of the securities being held for the Corporation. With respect to tender or exchange offers, we shall transmit promptly to the Corporation all written information received by us from issuers of the securities whose tender or exchange is sought and from the party (or his agents) making the tender or exchange offer.
Communications received by a subcustodian will not be considered received by us until actually delivered to us.
TELEPHONE, EMAIL, OR FAX INSTRUCTIONS
The parties agree that any instructions given to us with respect to the transfer of all or part of the Property or for the sale or purchase of Securities in the Account shall be given in writing, by facsimile or original letter. You agree to indemnify and hold harmless DBTCA for any claims, losses, expenses, costs, or attorneys’ fees resulting from DBTCA’s acting upon misunderstood and/or unauthorized instructions. You understand that over certain dollar levels, DBTCA may, but shall not be required to, seek verification of your instructions by calling you to confirm such instructions. In case of reasonable doubt, DBTCA may in its sole discretion refuse to execute your instructions or any part thereof, without incurring any liability. We are under no obligation to execute your instructions to transfer all or part of the Property, or funds or securities to any account(s) other than the Accounts referenced herein without your original written instructions.
REGISTRATION
We may hold your Property in certificate or book entry form, in the Corporation’s name or with a subcustodian, securities depository or clearing system in an account for our customers or the subcustodian’s customers, as permitted by law and, where applicable, subject to the rules of the securities depository or clearing system, and in compliance with the provisions of Rule 17f-4 under the 1940 Act.
CERTAIN AUTHORIZATIONS
You authorize us to execute in your name all endorsements and assignments relating to the Property and all ownership or other certificates we may need to obtain payment of income or principal with respect to the Property. Although we are not required to do so, you authorize us to pay on your behalf from the Property or your other assets that we hold all taxes or similar levies imposed by any government authority. You agree to cooperate with us by providing information, executing documents or otherwise when we ask you to do so in connection with the payment of such taxes or levies.
STATEMENTS
We will provide you, your Advisor/Consultant, and any person you designate below, with a written statement of all transactions for your Account(s) each month, if you have objections to a statement, you will provide them to us in writing within thirty (30) days after the date of the statement. If you do not do so, it will be agreed that you have no objections to the statement.
On your Account statements, we may, but are not required to, provide prices or values for securities or other Property in your Account(s). You acknowledge that prices or values for the Property may be unavailable or, if available, unreliable. When we include values for the Property on your Account(s) statements, we will obtain them from one or more publicly available sources but we will not guarantee their accuracy or reliability. You acknowledge that the prices or values we show on your statements may not reflect the current market price or fair value of the Property. You agree that we have no obligation to solicit bids or offers, indications of prices or values or appraisals for the Property and that we are not responsible for the accuracy of any price or value information we provide you.
List recipients of statement:

Name	Name

Address	Address

RECORDS
We shall create and maintain all official records relating to our activities and obligations under this Agreement in the form of an official bank statement and in such a manner as to assist the Corporation in meeting its obligations under the 1940 Act, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. To the extent that we, in our sole opinion are able to do so, we shall provide assistance to the Corporation (at the Corporation’s reasonable request made from time to time) by providing sub-certifications regarding certain of our services performed hereunder to the Corporation. All such records shall be property of the Corporation and shall, upon reasonable prior request, be available for inspection by duly authorized officers, employees or agents of the Corporation and employees and agents of the Securities and Exchange Commission (the “SEC”). We shall, at the Corporation’s request, supply the Corporation with a tabulation of securities owned by the Corporation and held by us, and shall, when requested to do so by the Corporation and for such compensation as shall be mutually agreed upon in writing between us, include certificate numbers in such tabulations.
ACCESS TO RECORDS
Upon prior notice and at agreed upon times, we shall allow the Corporation’s independent public accountants such reasonable access to the records relating to the Corporation’s assets as is required in connection with their examination of books and records pertaining to the Corporation’s affairs. We will provide the Corporation with a copy of the subcustodian’s SAS 70, describing the subcustodian’s system of internal controls and procedures for the safeguarding of assets.
ACCESS TO DB INSIGHT
☐	You wish to use the DB InSight service (“Service”). You have received, read and agree to comply with the Standard Terms and Conditions for DB InSight attached as Annex D, as they may be amended from time to time. Before you allow a third party to access your Account via the Service, you agree to execute another authorization in a form we specify. You agree that this paragraph will apply to all your use of the Service, not just use related to services under this Agreement. This paragraph will survive termination of this Agreement and continue for as long as you have any account relationship with us or we revoke your ability to use the Service.

☐	You do not wish to use the DB InSight service.
COMMUNICATIONS
All communications to you will be sent to the mailing address below your signature at the end of this Agreement.

DISCLOSURE OF INFORMATION
You authorize us to share information about you and your Account(s) with our affiliates. You specifically direct us not to disclose your name, address or the amount of securities you beneficially own to any issuer. However, you agree that we may make disclosures that we believe are required by applicable law, including disclosure of information about you and your Account(s) to any government agency or self-regulatory body on request, without your further consent or notice to you.
DECLARATION OF TAX STATUS
This Agreement is designed for use by both U.S. Persons and Non-U.S. Persons. Please check the box next to the paragraph below that applies to you. You certify that you will notify us in writing immediately if the representation certified to below ceases to be true and correct.
☐	U.S. Persons. By checking this box, you hereby certify under penalties of perjury that you are a U.S. person. Your U.S. Taxpayer Identification Number is . You further agree to provide us a validly completed Internal Revenue Service Form W-9 or any equivalent successor form.
TAX REPORTING FOR U.S. CLIENTS HOLDING NON-U.S. DOLLAR SECURITIES
U.S. tax laws are quite complex and constantly evolving, especially in the area of international investments held by U.S. taxpayers.
The monthly transaction statements furnished to you are designed to reflect the status of your investments, but do not provide all the necessary details to complete your U.S. tax returns. The supplementary information needed, namely historical foreign exchange rates, are available on our system and can always be provided to you or your tax professional at no charge.
An annual Tax Letter of Advice, which provides a detailed summary with supporting schedules of all capital and foreign exchange gains/losses recognized, is available to you upon request. Any additional charges for this service would be noted on the fee agreement provided to you. Any charges will be deducted from your Worldwide Custody account unless otherwise instructed by you.
Please check the appropriate box below.
☐    I would like to receive the annual Tax Summary Letter (Additional charges may apply. Please see your fee agreement)1,3
☐    I would like to receive the annual Tax Letter of Advice (Additional charges may apply. Please see your fee agreement)2,3
☐    I do not wish to receive the annual Tax Letter of Advice or Tax Summary Letter.
Note 1: For U.S. clients holding only U.S. securities or ADRs
Note 2: For U.S. clients holding any foreign securities
Note 3: Any charges will be prorated and based on the fee schedule signed with PWM Custody, DBTCA.
FEES, COSTS, AND EXPENSES
For our services under this Agreement, you will pay us a monthly fee at the rate on our fee schedule then in effect. Our fee will be based on the sum of the cash and the market value of the Property as of the end of the prior month. We will also be entitled to receive applicable transaction fees in addition to the monthly fee. Absent readily ascertainable market prices, we will value the Property at its fair value determined by us in our sole discretion using methods customarily and consistently followed. Our fee will be payable monthly in arrears. Fees for less than a full month will be prorated.

PAYMENT OF FEE
We will deduct our fees, costs and expenses we incur for you from the cash portion of your Account unless you instruct us to charge another deposit account you maintain with DBTCA or one of its affiliates.
TERMINATION
You or we can end this Agreement on sixty (60) days written notice to the other for any reason. Either you or we can end this Agreement immediately if the other breaches any provision, representation or warranty in this Agreement. All provisions of this Agreement will survive termination except that your obligation to pay our fees will be limited to fees accrued through the later of the effective date of termination or the date transfer of the Property to you or the successor custodian you select is completed. On notice of termination, you and we agree to cooperate fully and take all actions necessary to permit an orderly transfer of the Property to you or your successor custodian. In the event of the termination of this Agreement, you agree to appoint a successor custodian or to provide a certified resolution directing the transfer or distribution of the Property in the Account within one hundred eighty (180) days of the date of termination.
If a successor custodian for you has been appointed by your Board of Directors, we shall, upon termination, deliver to such successor custodian at our office, duly endorsed and in the form for transfer, where applicable, all securities of the Corporation then held by it hereunder and shall transfer to an account of the successor custodian all of the securities of the Corporation held in a Securities Depository. If no such successor custodian shall be appointed, we shall, in like manner, upon receipt of a certified resolution, deliver at our office and transfer such securities, fund and other properties in accordance with such resolution.
In the event that securities, funds, and other properties remain in our possession after the date of termination hereof owing to the failure of the Corporation to procure the certified resolution or to appoint a successor custodian, we shall be entitled to our standard fees for our services during such period as we retain possession of such securities, funds, and other properties and the provisions of this Agreement relating to the parties duties and obligations shall remain in full force and effect.
LIABILITY AND INDEMNIFICATION
You agree that we, our parent, subsidiaries, affiliates, employees, agents, and our nominees will not be responsible for, and you will indemnify and hold us harmless against, any Liabilities (as defined below) resulting from:
1.	any decline in value of the Property in your Account(s) that is not caused by our gross negligence, willful misconduct or breach of an express undertaking in this Agreement;

2.	any act or omission by you or your attorneys, agents, valuation agents, custodians, receivers, successors, or Advisors/Consultants;

3.	any act or omission by government authorities, including, without limitation, nationalization, expropriation or currency restrictions; acts of war, terrorism, insurrection or revolution; strikes or work stoppages; the inability of a local clearing and settlement system to settle transactions for reasons beyond our control; or acts of God;

4.	any act or omission by any subdepository or broker-dealer or the insolvency, bankruptcy or similar event affecting any subdepository or broker-dealer, except to the extent that the Liability is due to our gross negligence or willful misconduct in selecting the subdepository or broker-dealer;

5.	taxes, fines or government charges other than those resulting from our gross negligence, willful misconduct or breach of an express undertaking in this Agreement;

6.	any act, omission, lack of authority or incapacity of any broker-dealer; or

7.	any causes other than our gross negligence or willful misconduct or breach of an express undertaking in this Agreement.
In no event shall we be liable for consequential, special or punitive damages.

As used in this provision, “Liabilities” means all taxes, charges, claims, fees and liabilities, including, without limitation, all fees and disbursements of counsel, court costs and any other costs or expenses incurred in connection with any dispute, controversy or proceeding whether you or your successors, receivers, administrators or assignees are parties to the matter.
You authorize us to charge your Account for all items for which you must indemnify us. Any Property, together with property in any other account you have with us, shall be security for any loans, overdrafts or other credit extended to you. You pledge all such property to us and grant us a continuing lien to secure your obligations in connection with any loans, overdrafts or other credit extended to you, which will include any obligation incurred by us to any subcustodian or subdepository employed for the Account. Your pledge and our security interest shall remain in effect until we receive full payment for all of your obligations. You agree to promptly take such actions as we reasonably request from time to time to perfect or maintain your pledge and our lien and security interest as a valid, perfected, first priority interest in the Property. You will not permit your Account(s) or the Property to be subject to any other pledge or security interest without notifying us of such other pledge or security interest.
You acknowledge and agree that you will not direct us to buy shares or other interests in mutual funds or other pooled investment vehicles sponsored, managed or advised by us or any affiliate.
You will pay all amounts payable by you under this Agreement in New York in U.S. dollars (or such other currency as we require, in the case of Property denominated or traded in another currency) without any deductions, withholdings, set-offs or counterclaims, and free and clear of all taxes or withholding. If we are required by law to withhold any tax or other amount, you will pay us the additional amounts required to be withheld.
You represent, warrant and agree that (a) this Agreement and your obligations under it, and (b) your purchase, ownership or sale of all securities and other Property, do and will at all times constitute, your legal, valid and binding obligations, enforceable according to their terms, and you agree to perform all your obligations in compliance with all applicable laws, rules and administrative guidance.
You agree to let us know promptly in writing if at any time you could not make this representation and warranty or perform your obligations under this Agreement.
You agree that any action we, our nominees or subcustodians take on instructions from the Corporation or any of its agents that you have designated as having authority to give us instructions and before we receive written notice that you have terminated the authority of that broker or advisor, shall be binding on you and your successors.
GOVERNING LAW; JURISDICTION; JURY WAIVER
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, and the parties hereto acknowledge and agree that, for purposes of the New York Uniform Commercial Code and for all other purposes, the Account is located in and shall be governed by the laws of the State of New York. In the event of a conflict with applicable laws of the State of New York, the applicable provisions of the 1940 Act shall control. You hereby submit to the personal jurisdiction of the courts of the State of New York and of the Federal district courts sitting in New York City with respect to any action, claim or proceeding arising out of or pertaining to this Agreement or the matters or transactions referred to herein or contemplated hereby (any such action, claim or proceeding being a “Related Proceeding”). Each of the parties to this Agreement hereby irrevocably waives any defense (against the jurisdiction of any of such courts in any Related Proceeding) based on venue or on the ground that such court constitutes an inconvenient forum. Without affecting our right to serve legal process on you in any manner permitted under applicable law, you hereby irrevocably consent to the service of process in any Related Proceeding by the mailing of copies of such process to you at the last address in our records for you. You and we irrevocably agree that a final judgment issued in any Related Proceeding in any of the New York or Federal courts referred to above may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law.

You and we hereby voluntarily, knowingly and irrevocably waive any right to jury trial in any Related Proceeding (as defined above), and each of us hereby acknowledges that no representative of ours has expressly or impliedly represented that we would not or might not enforce this jury waiver. Each of us hereby acknowledges that this jury waiver is a material inducement for us to enter into this agreement.
BINDING EFFECT; SEVERABILITY; WAIVER; AMBIGUITY
This Agreement shall be binding upon each of us and our successors and assigns. If any provision of this Agreement at any time is unenforceable under the law or regulations of any relevant jurisdiction, such provision shall be deemed rescinded or modified to the extent required in such jurisdiction, without affecting the applicability and enforceability of the remainder of this Agreement (and without affecting such provision or its enforceability in any other jurisdiction). Our failure to insist at any time upon your strict compliance with this Agreement, or any continued course of such conduct on your part, shall not constitute a waiver of any of our rights or remedies hereunder.
ASSIGNMENTS
This Agreement may not be assigned by either you or us without the consent of the other, except that we may assign this agreement, in whole or in part, to an affiliate, subsidiary, or successor that is able to act as custodian to the Corporation pursuant to the 1940 Act by merger, so long as we have provided you with at least sixty days advance written notice of such assignment. We will notify you of any assignment at your address set forth below, and our affiliate, subsidiary, or successor will succeed to all of the powers, responsibilities, rights and protections granted to us by this Agreement.
CUSTOMER IDENTIFICATION NOTICE
To help fight the funding of terrorism and money laundering activities, DBTCA obtains, verifies and records information that identifies each person who, or entity that, opens an account with the Firm including the authorized signors for the entity. This procedure was established under the USA Patriot Act, with which all financial service organizations must comply.
What this means for you: Before you open an account, we will ask you for the name, address, date of birth and a tax or other identification number that will allow us to identify the authorized signors on the Account. We will also take a copy of a driver’s license, passport or other identifying documents from the authorized signors on the account.
Signature page to follow

CERTIFICATION
You acknowledge that your Account is not a deposit with DBTCA and is not an obligation of or guaranteed by DBTCA, or its parent, subsidiaries or affiliates or by the Federal Deposit Insurance Corporation (“FDIC”) or any other government agency. Specific investments and/or cash deposits held for your Account by DBTCA or any of its affiliates, subsidiaries, any other subcustodian or subdepository may not be obligations of or guaranteed by Deutsche Bank AG, its affiliates or subsidiaries or by the FDIC or any other governmental agency. The assets in your Account(s) are subject to investment and credit risk, including possible loss of all or part of the principal you invested.
Agreed and accepted:

Name of Corporation, LLC or other entity

BY:

Print name

Title:

Mailing address:

Reviewed by:

DB officer signature/ DB entity	Date

Print name

Deutsche Bank Trust Company Americas

Accepted by:

Signature	Date

Print name

Annex A to Worldwide Custody Account Agreement
The following persons whose specimen signatures appear below, each hold the company/corporate office or ownership interest indicated below as applicable and each are authorized, acting individually, to take all actions and to give all instructions under the Custody Agreement between Deutsche Bank Trust Company Americas and                                                       .

Name	Title	Signature	Date

Annex B to Worldwide Custody Account Agreement
Authorized signatory list for Advisors/Consultants
The following persons, whose specimen signature appear below, each are authorized to act on the Advisor/Consultant’s behalf

Name	Title	Signature	Date

Annex C to Worldwide Custody Account Agreement “Privacy Notice”       (Page 1 of 3)
Maintaining the security of our clients’ information, as outlined in this notice, is a priority for us. This privacy notice applies specifically to clients and former clients of Deutsche Bank AG, New York Branch; Deutsche Bank Private Banking International Corporation; Deutsche Investment Management Americas lnc. (D/B/A Scudder Private Investment Counsel); Deutsche Bank Trust Company Americas; Deutsche Bank National Trust Company; Deutsche Bank Trust Company Connecticut, Ltd.; Deutsche Bank Florida, N.A.; Deutsche Bank Trust Company Delaware; and DB Private Clients Corp., depending on which entity maintains your account and/or provides you with products or services. The term “financial institution” as used in this notice means one or more of these entities.
Protecting Your Privacy
Safeguarding the confidentiality of your personal information is one of our most important goals. While information is critical to providing quality service, we recognize that maintaining your trust is the key to a successful relationship. This privacy notice outlines our commitment to protecting your privacy and will help you understand how we handle the personal information you entrust to us.
Key Privacy Terms
■	“nonpublic personal information” — Personally identifiable financial information that a client or potential client provides to a financial institution, which results from a transaction with the client or is otherwise obtained by the financial institution in connection with providing a financial product or service. For example, nonpublic personal information includes information pertaining to your account balance and investment history.
■	“affiliate” — Any entity that is part of our corporate family by virtue of common ownership or control. This would include, for example, Deutsche Bank AG and all of its direct and indirect subsidiaries.
■	“nonaffiliated third party” — Entities that are not part of our corporate family.
Confidentiality and Security Procedures
Our commitment to maintaining your privacy includes taking steps to protect the personal information you share with us. Access to your nonpublic personal information is limited to select employees, except as explained in this notice. We emphasize the importance of confidentiality through employee training, operating procedures and our privacy policy.
We also maintain physical, electronic and procedural safeguards that meet or exceed applicable federal and state standards to guard your nonpublic personal information. For example, we employ encryption, multi-layer password-protected applications or other safeguards (e.g., locked file cabinets, vaults, etc.).
The Information We Collect
We may obtain nonpublic personal information about you from the following sources:
■	Your account opening documentation, applications or other forms (name, address, phone number, financial statements, social security number, date of birth, etc.)

■	Your transactions with us or with our affiliates (account activity, balances, etc.)

■	Nonaffiliated third parties (credit history from consumer reports, etc.)

■	As required for special services (bill payment, etc.)
We take steps to ensure that your information is current, accurate and as complete as possible. If you believe that our records contain inaccurate or incomplete information, or if the information you have provided us changes at any time, please notify us immediately. We will promptly correct any discrepancies.
The Information We Disclose
To be able to serve our clients, some of the client information we collect (described above in ‘The Information We Collect’) is shared with affiliated and nonaffiliated third party service providers to assist us in processing transactions and servicing your loan or account. In addition, we may disclose the information we collect to other financial institutions or affiliates with which we have joint marketing agreements, including investment advisors, banks and broker dealers. The information we share with these affiliates and nonaffiliates may only be used for the purpose designated.

Annex C to Worldwide Custody Account Agreement “Privacy Notice”       (Page 2 of 3)
We may also disclose nonpublic personal information about you to other parties as required or permitted by law. For example, we are required or we may provide information to government entities or regulatory bodies in response to requests for information or subpoenas, to private litigants in certain circumstances, to law enforcement authorities, to credit bureaus, or any time we believe it necessary to protect the firm.
We do not disclose any nonpublic personal information about you to any nonaffiliated third parties, except as described above, permitted by law or upon your written consent. We never sell nonpublic personal information to anyone.
You may instruct us not to share certain information with our affiliates by completing and sending us the attached opt out form. If you exercise this right, we will discontinue sharing your information with affiliates. Please note that even if you direct us not to disclose personal information, the law permits us to share with our affiliates certain data, such as your name and address and information as described above.
We will honor your opt out request based on account number, not by individual name. When any person listed with others on an account (for example, a co-applicant or joint account holder) opts out, we will treat the entire account as having opted out. If you have other accounts with our affiliates, you may receive a privacy notice from each affiliate. Please make sure to contact each affiliate with which you have a relationship.
If you close your account or your account becomes inactive, we will continue to adhere to the privacy policies described in this notice.
Please contact us with any questions or concerns you may have regarding this privacy notice.

Annex C to Worldwide Custody Account Agreement “Privacy Notice”      (Page 3 of 3)
Opt Out Form
At Deutsche Bank, many of our affiliates work together to better service you, which requires information to be shared.
If you would prefer that information about you not be shared, please check the box below.
☐ Restrict information sharing with companies we own or control (affiliates).
If you have already completed this form in prior years, you do not need to do so again. Your choice will remain in effect until you instruct us otherwise.

Please print:
The account number is

Name

Address

City

State	Zip

Please mail this form in a stamped envelope to:
Deutsche Bank Private Wealth Management
Compliance Department
280 Park Avenue, 6 West
Mailstop: NYC03-0607
New York, NY 10017-1270
Attn: Opt-Out c/o Bill Ludwig

Annex D to Worldwide Custody Account Agreement
DB InSight Standard Terms and Conditions
The following terms and conditions will govern your use of the DB InSight service (which, together with any successor thereto or modification thereof, is referred to herein as the “Service”) that is provided by Deutsche Bank Trust Company Americas (the “Bank” or “we” or “us”) on its behalf as well as on behalf of certain of its affiliated companies (collectively, Deutsche Bank Trust Company Americas and its affiliated companies are referred to as the “Deutsche Bank Group” and individually as a “member of the Deutsche Bank Group”). By logging on to the Service, each client and each other person (“Other Permitted Persons”) permitted by a Deutsche Bank Group client to access the Service by virtue of such person’s relationship with a client under the terms hereof, agree to be bound by the terms hereof, as amended from time to time in accordance with the terms hereof. Undertakings and obligations of any member of the Deutsche Bank Group hereunder shall be for the sole and exclusive benefit of clients of such member of the Deutsche Bank Group using the Service, and no other persons (including, without limitation, Other Permitted Persons) shall have any rights hereunder or otherwise by virtue of their use of the Service.
1.	Service Description. The Service provides clients and Other Permitted Persons (sometimes referred to as “you”) with access to financial and account information, research, product information, and communication with certain personnel or members of the Deutsche Bank Group, but may be changed from time to time at the Bank’s discretion. The Bank may at any time alter these terms and conditions (including any fees and charges) by notice in writing (whether transmitted by means of the Service or otherwise) which shall take effect on the forty-fifth New York business day following such notification (determined as provided in Clause 14 below) unless you (or, in the case of an Other Permitted Person, the Associated Account Holder (as defined below) with whom such Other Permitted Person is associated) object in writing within a period of forty-five New York business days from receipt. The Service does not provide the capability of executing any transactions, and the electronic mail communication feature of the Service is not to be used to instruct the Bank or other members of the Deutsche Bank Group to effect any transactions. The Bank and each other member of the Deutsche Bank Group reserves the right not to accept or comply with instructions sent by electronic mail, and our failure to notify you if we are not accepting an instruction given by electronic mail shall not be deemed to constitute acceptance of any instruction or a waiver of this provision.
2.	Authorization to Supply Account Data.
(a)	Clients using the Service or otherwise consenting to be bound by the terms hereof hereby authorize the Bank and each member of the Deutsche Bank Group with whom you own or control any account to transmit via the Service all information concerning any such account (the “Accounts”). Such clients further hereby authorize each member of the Deutsche Bank Group to disclose details of the Accounts to the Bank and other members of the Deutsche Bank Group for the purpose of supplying the Service to such clients and Other Authorized Persons.

(b)	You represent and warrant to the Bank and other members of the Deutsche Bank Group that you have the right and authority to request and receive such information concerning all of the Accounts including those Accounts for which you are not the named account holder or beneficiary of record (the “Associated Accounts”). You represent and warrant to the Bank that you have the authority to act as agent and/or attorney on behalf of the named account holder and the beneficiaries of all of the Associated Accounts (the “Associated Account Holders”) for the purposes set out in this Agreement. You agree that you will immediately notify us if your authority should change in such a way so that you are no longer empowered to make the authorizations set out above.

(c)	You acknowledge that without incurring liability to you, we or any member of the Deutsche Bank Group can refuse to supply any information relating to the Accounts through the Service for any reason at any time. Notwithstanding Clause 2(a) above, the Bank and other members of the Deutsche Bank Group may, in their sole discretion, decline to permit certain Accounts to be viewed or otherwise accessed through the Service, temporarily or permanently.
3.	Initial Requirements and Start-up Procedures. The Service is available to clients with an IBM or IBM-compatible PC, MICROSOFT INTERNET EXPLORER software, and arrangements for Internet access. You are solely responsible for obtaining and maintaining your PC, for obtaining any telecommunications links needed to use the Service, and for making arrangements for MICROSOFT INTERNET EXPLORER software and Internet access.
4.	Passwords; Security and Confidentiality.
(a)	You will keep your username strictly confidential and you will be strictly responsible for the maintenance of security over your password, any software that may from time to time be furnished to you by the Bank in relation to the service or contained on the Bank’s systems and used to access the service (collectively, “Bank Software”) and all computer equipment used to access the Service. You agree that the Bank may treat all statements and instructions issued using the username and/or passwords as having been issued by you, and further agree that the Bank may act in reliance upon such statements irrespective of the identity of the person actually causing such statements to be issued.

(b)	The Bank will take reasonable measures to prevent the dissemination of information furnished to you through the Service concerning the Accounts, but has no means of controlling communication by means of the Internet or any other telecommunications service you may use to access the Service and cannot guarantee that such information will not be intercepted. You agree that any such information on the Bank’s records may be disclosed to third parties as required by law or regulation and you agree that such disclosure may take place.

(c)	In addition, you acknowledge and agree that the operation of the Service may require the transfer of personal data concerning you and/or the Associated Account Holders to and between countries some of which may not have the same legal protections regarding bank customer information as your or their own home country, the Member States of the European Union or the United States. It may be that, in various jurisdictions, including your or their home jurisdiction, the presence of account information on your PC or “servers” located in such jurisdictions will give the governmental authorities and courts therein greater legal or practical ability to obtain such information. You agree that the Bank shall not be responsible for any consequences of the foregoing.

(d)	Microsoft Internet Explorer software, or your PC or other software thereon, may store confidential data accessed by means of the Service indefinitely on your hard disk. If you wish to ensure that such data remains confidential, you should take all appropriate security precautions to prevent unauthorized access.
5.	Interim Reporting; Securities Valuation; Investment Disclaimers.
(a)	Among the features of the Service are periodic updates to account activity. You understand that any daily and/or intraday reports on the balances of the Accounts as indicated through the Service are intended to be provisional only, that they may reflect “value dates”, which may pre-date the date of current reference (in some cases by a week or more), that they may not reflect all assets which you or the Associated Account Holders hold with the Bank (or any other member of the Deutsche Bank Group), that they are unaudited and subject to subsequent postings and adjustments, and that neither the Bank nor any other member of the Deutsche Bank Group will be responsible for any actions you or the Associated Account Holders take as a result of receiving such daily and/or intraday reports. All tax information, including without limitation, “tax cost”, “tax lot number”, unrealized gain/loss”, and “realized gain/loss”, is unaudited, subject to adjustments, may not take into account the tax circumstances of individual customers (particularly non-U.S. persons and foreign taxpayers), and should not be relied upon for tax reporting, filing or payment purposes without first consulting with your tax advisor.

(b)	You understand that with respect to any securities account balances reported through the Service (i) valuations reported through the Service may reflect valuations or last trades as much as a week or more old and that the securities quoted may be illiquid or not easily saleable even when listed on foreign securities exchanges or quoted on one or more computer screens or “inter-dealer quotation systems”; (ii) neither the Bank nor any other member of the Deutsche Bank Group has any duty to verify the accuracy of valuations obtained from any third party source (such as exchanges or other information providers), including but not limited to solicitation of bids or indicative values; and (iii) you, and not the Bank (or any other member of the Deutsche Bank Group), are responsible for any use which may be made of any such information by you or persons with whom you deal, and you shall hold the Bank harmless with respect to the foregoing.

(c)	You agree and acknowledge that only the printed statements mailed to you in relation to the Accounts are intended to be the definitive records absent manifest errors (except as otherwise specified therein or in the documentation relating to the relevant account relationships), and that you will treat any electronic information received by accessing the Service as indicative only. Hold-mail clients in particular should not treat electronic information as definitive, and neither this Agreement nor the provision of information via the Service shall be construed as a modification or waiver of any provision of your hold-mail agreement.
6.	Fees and charges. You (in the case of Deutsche Bank Group clients and Associated Account Holders) agree to pay the charges for the Service as in effect from time to time and you (in the case of Deutsche Bank Group clients and Associated Account Holders) authorize us to deduct such charges from any account balance held in your name with any member of the Deutsche Bank Group. We can modify these charges at any time as provided in Clause 1. You are solely responsible for any telecommunications charges and any other charges imposed by your Internet access provider that you incur in accessing the Service and any charges that would, in the absence of this Agreement, apply to your Accounts or any other relationship with or services provided to you by the Bank or other members of the Deutsche Bank Group with whom you maintain a relationship.

7.	The Bank Software. You acknowledge that the Bank Software and its accompanying documentation, if any, constitute valuable property, proprietary property and confidential trade secrets of the Bank, You agree not to copy or duplicate the Sank Software save to the extent permitted by applicable law without the written consent of the Bank, and you understand and agree that (a) the Bank will suffer irreparable harm in the event of any unauthorized disclosure of any portion of the Bank Software or its accompanying documentation to any third party without the prior written consent of the Bank, and that (b) you are not authorized to make any change or modification to such software without the prior written consent of the Bank. The Bank hereby licenses you to use the Bank Software solely during the period of and for the purposes of this Agreement. The License(s) will cease on termination of this Agreement for any reason. The media on which any Bank Software that may from time to time be furnished to you is supplied and shall remain the Bank’s property, and you undertake to keep them in your possession at all times. You further undertake to obtain and comply with all appropriate licenses in respect of third party software including Microsoft Internet Explorer and Internet access software.

8.	Third-Party Data. Among the features of the Service is the ability to access reports and/or databases based in whole or in part on information or analytical or statistical data which is proprietary to third parties. Without limiting the foregoing, the Service may permit you to access third-party Internet sites via “hyperlinks”. The locator contained in the hyperlink is for your information only, and does not constitute an endorsement of the site; the Bank has no control over the material appearing on sites owned or sponsored by third parties that may be accessed by such hyperlinks. Neither the Bank nor any member of the Deutsche Bank Group warrants or assumes any responsibility for the accuracy, completeness, quality or legality anywhere of any information which is proprietary to, or prepared or derived from, any third party source or information contained in any third-party Internet or other site which is available via a “hyperlink”. Neither the Bank nor any member of the Deutsche Bank Group can give any assurance or guarantee as to the security or confidentiality of any connection made by use of any such hyperlink.

9.	Warranty; Limitation of Liability.
(a)	Neither the Bank nor any member of the Deutsche Bank Group makes any warranty, express or implied, with respect to the Service or the Bank Software (if any) or the suitability or reliability of any telecommunications links used, and expressly disclaims and excludes any warranty, condition, or other term related to merchantability, quality, or fitness for a particular purpose or other analogous terms express or implied to the fullest extent permitted under applicable law.

(b)	You understand and acknowledge that the services provided herein are not intended to provide investment, accounting, legal or tax advice, and that in making investment, legal, tax or accounting decisions with respect to transactions in or for your accounts or any other matter, you will consult with and rely upon your own professional advisors and not upon the information delivered to you through the Service.

(c)	You agree that neither the Bank nor any other member of the Deutsche Bank Group shall be held liable for any faults, inaccuracies, omissions, or delays arising out of the provision of the Service or for any other of its acts or omissions under this Agreement except to the extent that such acts or omissions constitute gross negligence or willful misconduct. Under no circumstance shall the Bank or any other member of the Deutsche Bank Group be liable for special, indirect, incidental, consequential, or punitive damages. Neither the Bank nor any other member of the Deutsche Bank Group has any responsibility whatsoever for the proper functioning or use of Microsoft Internet Explorer software, and cannot ensure that the manufacturer thereof will provide adequate support for users thereof, will maintain that software free of “bugs” or that the Bank Software will be compatible with subsequent versions thereof.

(d)	Neither the Bank nor any member of the Deutsche Bank Group shall be liable for any loss or damage due to causes beyond the Bank’s reasonable control including, without limitation, Acts of God, industrial disputes, fire, or power or telecommunications failure.
10.	Indemnity. You agree to indemnify the Bank and each other member of the Deutsche Bank Group and hold it harmless to the fullest extent permitted by law from and against (a) any and all actions, claims, suits, fines and penalties arising out of (i) the Bank’s performance of it’s obligations to you hereunder, (ii) the use by you or your professional advisors of the Service, except to the extent of the Bank’s gross negligence or willful misconduct, and (b) any damages, costs, expenses (including legal fees and disbursements), losses or liabilities relating to any such actions, claims, suits, fines or penalties or to any breach of this Agreement by you or your professional advisors (whether or not the Bank or you are parties to any dispute or proceeding).
11.	Suspension or Termination of Services; Termination of this Agreement.
(a)	The Bank may, without liability, temporarily suspend or permanently terminate any or all aspects of the Service without notice.

(b)	This Agreement may, without liability, be terminated by either party at any time upon written notice, except that such notice requirement shall not apply to the Bank in the event of your breach of this Agreement. You agree to return or, as appropriate, to delete any Bank Software in your possession to the Bank immediately upon such termination for any reason. No such termination will affect any rights or obligations of either party that have accrued prior to termination or that relate to any transaction occurring prior to termination.

12.	Regulation and Export of Software. You undertake to be responsible for obtaining and complying with all legal, governmental or regulatory licenses or requirements applicable to use of the Service in any country from which you access the Service. In particular be it not by way of limitation, you agree not to export, re-export, or import the Bank Software (or copy thereof) to or from any country (or to or from any national thereof) for which the United States (or any other) government or any agency thereof requires an export or import license or other governmental approval without first obtaining such license or approval.

13.	Professional Advisers. We understand that from time to time you may wish to engage the services of third party professional advisers. In such circumstances, we agree that you may take such reasonable steps as are necessary to allow such professional advisers to access the Service on your behalf provided that you strictly comply with Clause 12, and procure that such persons will comply with all of the terms of this Agreement and applicable law (as if such persons were signatories hereof). You understand and agree that you will continue to be responsible for all uses of the Service by such persons (as if such persons were signatories hereof) and in this regard your attention is specifically drawn to Clause 4(a).

14.	Miscellaneous. This Agreement (including the other documents referred to in this Agreement) reflects the entire agreement between you and the Bank with respect to the subject matter hereof and shall be binding upon you, your heirs, next of kin, executors, administrators or other personal representatives. This Agreement does not govern any aspect of any other services that may be provided to you from time to time by the Bank or any member of the Deutsche Bank Group. Without limiting the generality of the foregoing, if you receive via the Service account or other information with respect to deposits, security positions, loans or other relationships held at various branches or offices of Deutsche Bank Trust Company Americas Company or other members of the Deutsche Bank Group, there shall be no implication that Deutsche Bank Trust Company Americas Company’s head office or any other branch or office, or that of any member of the Deutsche Bank Group, is responsible for your accounts, assets or relationships with or at any other office, branch or affiliate or member of the Deutsche Bank Group. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York and shall be deemed to have been concluded in the State of New York. You and the Bank hereby submit to the jurisdiction of the appropriate state or Federal court sitting in New York County, New York, over any dispute arising out of this Agreement. Both parties hereby waive trial by jury in any such action. Any termination of this Agreement shall be without prejudice to the accrued rights of the parties on the date of such termination. All provisions of this Agreement other than Clause 1, 3 and the first sentence of Clause 6 of this Agreement (including, without limitation, Clause 12) shall survive any termination of this Agreement and shall continue in full force and effect. Any notice hereunder may be given by us through the Service, in which case such notice shall be deemed given upon the earlier to occur of your next login to the Service or 48 hours from the time at which such notice was made available through the Service. Any other notice by us and any notice by you shall be given in writing, by first class mail, and shall be deemed effective on the fifth New York business day following dispatch.

15.	No Third Party Beneficiaries. Nothing in this Agreement is intended to confer any right, remedy or claim upon any person, firm or corporation other than the parties hereto and all members of the Deutsche Bank Group (each such member being an intended third party beneficiary of your representations, warranties and agreements herein.)
SECURITIES ARE NOT FDIC-INSURED, ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF DEUTSCHE BANK TRUST COMPANY AMERICAS, OR OTHER MEMBERS OF DEUTSCHE BANK GROUP, OR ANY OTHER BANK, AND ARE SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL INVESTED.
Very truly yours,
Deutsche Bank Trust Company Americas